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                                                                    EXHIBIT 11.1

                             U.S. OFFICE PRODUCTS COMPANY
               STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                       (In Thousands, Except Per Share Amounts)



Primary earnings per share:

                                                        Three Months Ended
                                                    -------------------------
                                                      July 26,       July 27,
                                                        1997           1996
                                                    ----------      ----------

Net income                                          $   20,942      $   16,565
                                                    ----------      ----------
                                                    ----------      ----------
Weighted average common shares outstanding              72,218          56,183
Common stock equivalents from stock options              1,222           1,301
                                                    ----------      ----------
Total weighted average shares outstanding               73,440          57,484
                                                    ----------      ----------
                                                    ----------      ----------
Net income per share                                $      .29      $      .29
                                                    ----------      ----------
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